As filed with the Securities and Exchange Commission on November ___, 2007

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Biodiesel of America, Inc.

(Name of small business issuer in its charter)

Florida	2911	26-1439372
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2720 N.W. 55 Court Fort Lauderdale, Florida 33309 (954) 731-0707
(Address and telephone number of principal executive offices)

Stanley H. Streicher 2720 N.W. 55 Court Fort Lauderdale, Florida 33309 (954) 731-0707
(Name, address and telephone number of agent for service)

Copies to:

Robert J. Mottern, Esq.

JONES, HALEY & MOTTERN, P.C.

115 Perimeter Center Place

South Terraces, Suite 170

Atlanta, Georgia 30346-1238

Telecopier No.: 770-804-0509

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount to Be Registered	Proposed Minimum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, no par value	3,537,500	$2.00	$7,075,000	$217.20

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) The proposed offering price per share of $2.00 is only until a market for the Company's common stock develops, if ever.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated November ___, 2007

Biodiesel of America, Inc.

3,537,500 Shares of Common Stock

This prospectus relates to the sale of up to 3,537,500 shares of Biodiesel of America, Inc.'s common stock by certain selling shareholders identified in this prospectus.  All of the shares, when sold, will be sold by these selling shareholders.  Please refer to "Selling Shareholders" beginning on page 19. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

At this time, there is no public market for our common stock.  However, upon commencement of this offering, we intend to apply for trading of our common stock on the OTC Bulletin Board.  Once a market has been established, the price of the shares will be at the market, and the price of our stock will fluctuate based on the demand for the shares of common stock. The selling shareholders will sell their shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board or a national securities exchange, and thereafter at prevailing market prices or privately negotiated prices.  We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of common stock by the selling shareholders will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

This offering is highly speculative and these securities involve a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 6.

This offering will terminate 36 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November __, 2007.

The information in this prospectus is not complete and may be changed. Neither the Selling Shareholders nor Biodiesel of America, Inc. may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

Item Description	Page No.

PROSPECTUS SUMMARY

5

ABOUT US

5

THE OFFERING

6

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

6

RISK FACTORS

6

FORWARD-LOOKING STATEMENTS

18

SELLING SHAREHOLDERS

19

USE OF PROCEEDS

26

DETERMINATION OF OFFERING PRICE

26

DILUTION

26

SHARES OF THE COMPANY ELIGIBLE FOR FUTURE SALE

27

PLAN OF DISTRIBUTION

28

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

30

DESCRIPTION OF BUSINESS

32

MANAGEMENT

39

EXECUTIVE COMPENSATION

40

LEGAL PROCEEDINGS

40

PRINCIPAL SHAREHOLDERS

41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

41

DESCRIPTION OF SECURITIES

42

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS  43

EXPERTS

44

LEGAL MATTERS

44

HOW TO GET MORE INFORMATION

44

INFORMATION NOT REQUIRED IN PROSPECTUS

59

SIGNATURES

63

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

PROSPECTUS SUMMARY

Biodiesel of America, Inc. is a biodiesel production and blending company that intends to produce biodiesel for sale to blenders and fleet operators.  Until October 31, 2007, we were a division of Cooking Oil Direct, Inc., which supplies fresh cooking oil to restaurants in Florida and picks up used cooking oil from restaurants and cruise lines.  Effective October 31, 2007, Cooking Oil contributed substantially all of the assets relating to its biodiesel division to us (including tanks and intellectual property), and distributed all of our stock to Cooking Oil’s shareholders in a spinoff.

We were originally formed by Cooking Oil to develop a means to dispose of used cooking oil generated by Cooking Oil in the ordinary course of its business.  Cooking Oil generally disposes of used cooking oil by selling it to renderers for 10 to 12 cents per pound.  Cooking Oil believed that it could generate greater revenues and profits by processing it into biodiesel and other byproducts, which generally sells for over $3.00 per gallon, or about 40 cents per pound.  Our activities to date have largely been research and development to develop proprietary processes to filter used cooking oil to reduce impurities, and research and development to develop processes to produce biodiesel from new and used cooking oil.  We have test-marketed filtered, used cooking oil to certain industrial users, and we believe that there is a viable market selling filtered, used cooking oil even if it is never processed into biodiesel.  We have never generated any revenues from the sale of biodiesel generated from new or used cooking oil.  We have only recently processed filtered, used cooking into biodiesel that meets ASTM Standard D6751, which is the standard that biodiesel must meet to be marketable.

As of October 31, 2007, we had working capital of $0 and total assets of $73,770.  The report of our auditors contains an explanatory note raising substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon many factors, including our ability to obtain financing. Management's plan, in this regard, is to actively pursue additional sources of revenue, control our expenses, continually evaluate our profitability, and pursue additional debt and/or equity financing, as needed.

ABOUT US

We were incorporated in the State of Florida on October 31, 2007.  Our principal place of business is located at 2720 N.W. 55 Court, Fort Lauderdale, Florida 33309. Our telephone number is (954) 731-0707.

We maintain a website at www.biodieselofamerica.com which contains descriptions of the services and products that we offer, and allows password protected access by our subscribers to maintain and view information about their account with us.

THE OFFERING

This offering relates to the sale of common stock by the Selling Shareholders.

Common Stock Offered	3,537,500 shares by Selling Shareholders
Offering Price	At $2.00 until the shares are quoted on the OTC Bulletin Board or a national securities exchange, and thereafter at prevailing market prices or privately negotiated prices
Common Stock Outstanding Before the Offering	30,637,500 shares
Use of Proceeds	We will not receive any proceeds from the shares offered by the selling shareholders. See "Use of Proceeds."
Risk Factors	The securities offered hereby involve a high degree of risk. See "Risk Factors."
Over-the-Counter Bulletin Board Symbol	None.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Selected Balance Sheet Data

October 31, 2007

Current Assets	$ -
Equipment, net	73,770
Total Assets	$ 73,770

Current Liabilities	$ 500
Shareholders' Equity	73,270
Total Liabilities and Shareholder’s Equity	$ 73,770

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Risks Related To Our Business

We are engaged in a business focused on producing biodiesel fuel from used cooking oil through proprietary process technologies. The business is inherently risky and we face numerous and varied risks, both known and unknown. Despite the knowledge and experience of management, careful evaluation, and strategic planning, we may not be able to overcome the risks associated with our business, which may prevent us from achieving our goals.

We are in an early stage with limited operating history and may never attain profitability.

We are currently in an early stage of our business plan and have not completed the engineering and construction of our first biodiesel refinery.  Our pilot plant has successfully produced biodiesel from fresh and waste oil, and has a producing capacity of 25,000 gallons per year.  Our limited operating history makes it difficult for potential investors to evaluate our business. Therefore, our proposed operations are subject to all of the risks inherent in the initial expenses, challenges, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the biodiesel industry in general. Investors should evaluate an investment in our common stock in light of the problems and uncertainties frequently encountered by companies attempting to develop markets for new products, services and technologies. Despite best efforts, we may never overcome these obstacles to achieve financial success.

Our business is speculative and dependent upon the implementation of our business plan, as well as our ability to enter into agreements with third parties for the provision of necessary feedstock sources, and the sale and distribution of our biodiesel fuel, on terms that will be commercially viable for us. There can be no assurance that our efforts will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues or that our investors will not lose their entire investment.

Unanticipated problems or delays in building biodiesel refineries to the proper specifications may harm our business and viability.

Our viability depends on our ability to timely design, construct and complete our first biodiesel refinery. If our engineering and construction operations are disrupted or the economic integrity of our project is threatened for unexpected reasons, our business may experience a substantial setback. Our construction costs for our biodiesel refinery may increase to a level that would make our facility too expensive to complete or unprofitable to operate. We may suffer significant delays or cost overruns as a result of a variety of factors, such as increases in the prices of raw materials, shortages of workers or materials, transportation constraints, adverse weather, equipment failures, fires, damage to or destruction of property and equipment, environmental damage, unforeseen difficulties or labor issues, any of which could prevent us from commencing operations as expected at our facility.  Prolonged problems may threaten the commercial viability of these project completions. Any change to our business model or management’s evaluation of the viability of this project may adversely affect our business.

Our results of operations, financial condition and business outlook will be highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies, so our results could fluctuate substantially.

Our results are substantially dependent on many different commodity prices, especially prices for feedstock, biodiesel, petroleum diesel and materials used in the construction of our refinery. As a result of the volatility of the prices for these items, our results may fluctuate substantially and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply biodiesel or purchase feedstock or other items or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial risks.

The price of feedstock is influenced by market demand, weather conditions, animal processing and rendering plant decisions, factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of feedstock is difficult to predict. Any event that tends to negatively affect the supply of feedstock, such as increased demand, adverse weather or crop disease, could increase feedstock prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in physically sourcing feedstock on economical terms due to supply shortages. Such a shortage could require us to suspend operations until feedstock is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position. The price we pay for feedstock at a facility could increase if an additional multi-feedstock biodiesel production facility is built in the same general vicinity or if alternative uses are found for lower cost feedstocks.

Biodiesel fuel is a commodity whose price is determined based on the price of petroleum diesel, world demand, supply and other factors, all of which are beyond our control. World prices for biodiesel fuel have fluctuated widely in recent years. We expect that prices will continue to fluctuate in the future. Price fluctuations will have a significant impact upon our revenue, the return on our investment in biodiesel refineries and on our general financial condition. Price fluctuations for biodiesel fuel may also impact the investment market, and our ability to raise investor capital. Although market prices for biodiesel fuel rose to near-record levels during 2005 and have remained near those levels since then, there is no assurance that these prices will remain at high levels. Future decreases in the prices of biodiesel or petroleum diesel fuel may have a material adverse effect on our financial condition and future results of operations.

We may be unable to obtain the additional capital required to implement our business plan.

Our current capital and other existing resources are insufficient to enable us to complete and operate our first biodiesel refinery.  We need approximately $700,000 for capital expenditures to complete our first refinery, which will have an annual capacity of 1.6mm gallons per year.  Based on current prices of feedstock and biodiesel, we believe that our biodiesel refinery will be profitable as soon as it is operational.

In addition, we will require additional capital to continue to expand our business beyond the initial phase. There is no assurance that we will be able to obtain the capital required in a timely fashion, on favorable terms or at all. If we are unable to obtain required additional financing, we may be forced to restrain our growth plans or cut back existing operations.

Future construction and operation of biodiesel refineries, capital expenditures to build and operate our refineries, hiring qualified management and key employees, complying with licensing, registration and other requirements, maintaining compliance with applicable laws, production and marketing activities, administrative requirements, such as salaries, insurance expenses and general overhead expenses, legal compliance costs and accounting expenses will all require a substantial amount of additional capital and cash flow.

We will be required to pursue sources of additional capital through various means, including joint venture projects, debt financing, equity financing or other means. There is no assurance that we will be successful in locating a suitable financing transaction in a timely fashion or at all. In addition, there is no assurance that we will be successful in obtaining the capital we require by any other means. Future financings through equity investments are likely, and these are likely to be dilutive to the existing shareholders, as we issue additional shares of common stock to investors in future financing transactions. Also, the terms of securities we issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital or financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the biodiesel industry, the fact that we are a new enterprise without a proven operating history, the location of our biodiesel refineries in the United States, instead of Europe or other regions where biodiesel is more widely accepted, and the price of biodiesel and oil on the commodities market, which will impact the amount of available financing. Furthermore, if petroleum or biodiesel prices on the commodities markets decrease, then our revenues will likely decrease and decreased revenues may increase our requirements for capital. Some of the contractual arrangements governing our operations may require us to maintain minimum capital, and we may lose our contract rights if we do not have the required minimum capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Strategic relationships on which we may rely are subject to change.

Our ability to identify and enter into commercial arrangements with feedstock suppliers, construction contractors, equipment fabricators and biodiesel customers will depend on developing and maintaining close working relationships with industry participants. Our success in this area will also depend on our ability to select and evaluate suitable projects, as well as to consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

To develop our business, we will use the business relationships of management in order to form strategic relationships. These relationships may take the form of joint ventures with other private parties or local government bodies, contractual arrangements with other companies, including those that supply feedstock that we will use in our business, or minority investments from third parties. There can be no assurances that we will be able to establish these strategic relationships, or, if established, that the relationships will be maintained, particularly if members of the management team leave our company. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to incur or undertake in order to fulfill our obligations to these partners or maintain these relationships. If we do not successfully establish or maintain strategic relationships, our business may be negatively affected.

We are currently dependent on Cooking Oil for waste oil supply.

Our business plan is significantly dependent upon refining used cooking oil into biodiesel fuel. Currently, Cooking Oil is our sole source of supply for used oil.  Cooking Oil has sustained losses since inception and without additional revenues or revenue sources and/or continued financing it may not be able to stay in existence; therefore, its ability to continue to furnish waste oil to us may not be assured beyond the near term. If Cooking Oil is unable to furnish us adequate supplies of waste oil, our feedstock costs may be higher than we anticipate as we procure new and used oil from alternative sources.

Our business may suffer if we are unable to attract or retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity, and good faith of our management, as well as other personnel. We have a relatively small but very effective management team, and the loss of a key individual or inability to attract suitably qualified replacements or additional staff could adversely impact our business. We may also experience difficulties in certain jurisdictions in our efforts to obtain and/or retain suitably qualified staff willing to work in such jurisdictions. Our success depends on the ability of management and employees to interpret market and technical data correctly, as well as respond to economic, market and other conditions. No assurance can be given that our key personnel will continue their association or employment with us, or that replacement personnel with comparable skills will be found. If we are unable to attract and retain key personnel and additional employees, our business may be adversely affected.

We may be unable to locate suitable properties and obtain the development rights needed to build and expand our business.

Our long-term business plan focuses on designing, building and operating biodiesel refineries for our own account. Our ability to expand and acquire quality properties in the future is uncertain and we may be required to delay construction of our facilities, which may create unanticipated costs and delays. In the event that we are not successful in identifying and obtaining development rights on suitable properties for building and operating biodiesel refineries, our future prospects for profitability will likely be substantially limited, and our financial condition and resulting operations may be adversely affected.

The production, sale and distribution of biodiesel is dependent on sufficient and necessary infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure disruptions.

Substantial development of infrastructure will be required by persons and entities outside our control for our operations, and the biodiesel industry generally, to grow. Areas requiring expansion include, but are not limited to:

•

sufficient storage facilities for feedstock and biodiesel;

•

increases in truck fleets capable of transporting biodiesel within localized markets; and

•

expansion of refining and blending facilities to handle biodiesel.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise have a material adverse effect on our results of operations or financial condition.

The U.S. biodiesel industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in legislation or regulation could materially and adversely affect our results of operations and financial position.

The production of biodiesel is made significantly more competitive by federal and state tax incentives. The federal excise tax incentive program for biodiesel was originally enacted as part of the American Jobs Creation Act of 2004, but is scheduled to expire on December 31, 2008. This program provides fuel blenders, generally distributors, with a one cent tax credit for each percentage point of vegetable oil derived biodiesel blended with petroleum diesel. For example, distributors that blend soybean derived biodiesel with petroleum diesel into a B20 blend would receive a twenty cent per gallon excise tax credit. The program also provides blenders of recycled oils, such as yellow grease from restaurants, with a one-half cent tax credit for each percentage point of recycled oil derived biodiesel blended with petroleum diesel. For example, distributors that blend recycled oil derived biodiesel with petroleum diesel into a B20 blend would receive a ten cent per gallon excise tax credit.

In addition, approximately thirty-one states provide mandates, programs and other incentives to increase biodiesel production and use, such as mandates for fleet use or for overall use within the state, tax credits, financial grants, tax deductions, financial assistance, tax exemptions and fuel rebate programs. These incentives are meant to lower the cost of biodiesel in comparison to petroleum diesel. The elimination or significant reduction in the federal excise tax incentive program or state incentive programs benefiting biodiesel may have a material and adverse effect on our results of operation and financial condition.

Our commercial success will depend in part on our ability to obtain and maintain protection of our intellectual property.

Our success will depend in part on our ability to maintain or obtain and enforce patent and other intellectual property protection for our technologies and to preserve our trade secrets, and to operate without infringing upon the proprietary rights of third parties.  To date, we have elected to protect all of our proprietary technology as trade secrets, and through confidentiality and nondisclosure agreements, and we have made no decision as to whether we should file for patent protection of our technology. If we decide to file for patent protection, there can be no assurance that patents will issue from the patent applications to be filed or that the scope of any claims granted in any patent will provide us with proprietary protection or a competitive advantage. We cannot be certain that the creators of our technology were the first inventors of inventions covered by our patents and patent applications or that they were the first to file. Accordingly, there can be no assurance that our patents will be valid or will afford us with protection against competitors with similar technology.

The failure to obtain or maintain patent or other intellectual property protection on the technologies underlying our biodiesel refining process may have a material adverse effect on our competitive position and business prospects. It is also possible that our technologies may infringe on patents or other intellectual property rights owned by others. We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to us. There can be no assurance that a license will be available to us, if at all, upon terms and conditions acceptable to us or that we will prevail in any intellectual property litigation.

Intellectual property litigation is costly and time consuming, and there can be no assurance that we will have sufficient resources to pursue such litigation. If we do not obtain a license under such intellectual property rights, are found liable for infringement or are not able to have such patents declared invalid, we may be liable for significant money damages and may encounter significant delays in bringing products and services to market. There can be no assurance that we have identified United States and foreign patents that pose a risk of infringement.

Competition may impair our success.

We face competition from other producers of biodiesel with respect to the procurement of feedstock, obtaining suitable properties for the construction of biodiesel refineries and selling biodiesel and related products. Such competition could be intense thus driving up the cost of feedstock and driving down the price for our products. Competition will likely increase as prices of energy in the commodities market, including petroleum and biodiesel, rise, as they have in recent years. Additionally, new companies are constantly entering the market, thus increasing the competition.

Larger foreign owned and domestic companies who have been engaged in this business for substantially longer periods of time, such as vertically integrated agricultural and food supply companies such as ADM, Cargill and Bunge, or who decide to enter into our industry may have access to greater resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own refining and fuel marketing operations, and may have greater access to feedstocks, market presence, economies of scale, financial resources and engineering, technical and marketing capabilities, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition and could also have a negative impact on our ability to obtain additional capital from investors.

Our business is subject to local legal, political, and economic factors which are beyond our control.

We believe that the current political environment for construction of biodiesel refineries is sufficiently supportive to enable us to plan and implement our operations. However, there are risks that conditions will change in an adverse manner. These risks include, but are not limited to, laws or policies affecting mandates or incentives to promote the use of biodiesel, environmental issues, land use, air emissions, water use, zoning, workplace safety, restrictions imposed on the biodiesel fuel industry such as restrictions on production, substantial changes in product quality standards, restrictions on feedstock supply, price controls and export controls. Any changes in biodiesel fuel, financial incentives, investment regulations, policies or a shift in political attitudes are beyond our control and may adversely affect our business and future financial results.

Environmental risks and regulations may adversely affect our business.

All phases of designing, constructing and operating biodiesel refineries present potential environmental risks and hazards. We are subject to environmental regulation implemented or imposed by a variety of federal, state and municipal laws and regulations as well as international conventions. Among other things, environmental legislation provides for restrictions and prohibitions on spills and discharges, as well as emissions of various substances produced in association with biodiesel fuel operations. Legislation also requires that facility sites be operated, maintained, abandoned and reclaimed in such a way that would satisfy applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability, as well as potentially increased capital expenditures and operating costs. The discharge of pollutants into the air, soil or water may give rise to liabilities to governments and third parties, and may require us to incur costs to remedy such discharge.

In addition, environmental regulatory standards for emissions into the air may adversely affect the market for biodiesel. For example, in 2005, the Texas Commission on Environmental Quality issued a rule for its Texas Low Emission Diesel program, which mandated reformulated diesel fuels that are less polluting. While biodiesel is generally believed to reduce emissions of hydrocarbons, sulfur, carbon monoxide and particulate pollutants, its effect on the emissions of nitrogen oxide in comparison to petroleum diesel are not, at this time, clearly established. In 2005, the Texas Commission on Environmental Quality stated that biodiesel did not comply with the Texas Low Emission Diesel program, but suspended the implementation of its statement until December 31, 2007 while it reviews technical data related to nitrogen oxide emissions from biodiesel as compared to petroleum diesel. If the Texas Commission on Environmental Quality rules that biodiesel does not meet the mandates for the Texas Low Emission Diesel program, market demand for biodiesel in the State of Texas would be significantly reduced. We cannot give assurance that the application of environmental laws to our business will not cause us to limit our production, to significantly increase the costs of our operations and activities, to reduce the market for our products or to otherwise adversely affect our financial condition, results of operations or prospects.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, require us to forfeit property rights and may affect the value of our assets or our ability to conduct our business. We may also be required to take corrective actions, including, but not limited to, installing additional equipment, which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. These could result in a material adverse effect on our prospects, business, financial condition and our results of operation.

Our business will suffer if we cannot obtain or maintain necessary permits or licenses.

Our operations will require licenses, permits and in some cases renewals of these licenses and permits from various governmental authorities. Our ability to obtain, sustain, or renew such licenses and permits on acceptable, commercially viable terms are subject to change, as, among other things, the regulations and policies of applicable governmental authorities may change. Our inability to obtain or extend a license or a loss of any of these licenses or permits may have a material adverse effect on our operations and financial condition.

Our insurance may be inadequate to cover liabilities we may incur.

Our involvement in the design, construction and operation of biodiesel refineries may result in our becoming subject to liability for pollution, property damage, personal injury, or other hazards. Although we will obtain insurance in accordance with industry standards to address those risks, insurance has limitations on liability that may not be sufficient to cover the full extent of our liabilities. In addition, some risks may not be insurable or, in certain circumstances, we may choose not to obtain insurance to manage specific risks due to the high premiums associated with the insurance, or for other reasons. The payment of uninsured liabilities could reduce the funds available for operations or capital needs. If we suffer a significant event or occurrence that is not fully covered by insurance, or if the insurer of a particular incident is not solvent, this could result in a material adverse effect on our results of operations or financial condition.

Increases in our energy costs will affect operating results and financial condition.

Our biodiesel production costs will be dependent on the costs of the energy sources used to run our refineries. These costs are subject to fluctuations and variations in different locations where we intend to operate, and we may not be able to predict or control these costs. If these costs exceed our expectations, this may adversely affect our results of operations.

We may not be able to effectively manage our growth.

Our strategy includes expanding our business operations. If we fail to effectively manage the growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure that we will be able to:

•

meet our capital needs;

•

expand our systems effectively, efficiently or in a timely manner;

•

allocate our human resources optimally;

•

identify and hire qualified employees or retain valued employees; or

•

effectively incorporate the components of any business that we may acquire in the future.

If we are unable to manage our growth and operations, then our financial results could be adversely affected.

Lack of diversification may increase the risk.

Larger companies have the ability to manage their risk through diversification. However, we lack diversification, in terms of both the nature and geographic scope of our business. As a result, we could potentially be impacted more by factors affecting the biodiesel industry or the regions in which we operate than we would if our business were more diversified.

We will rely on technology to conduct our business and our technology could become ineffective or obsolete.

We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would if our technology was more effective. The impact of technical shortcomings could have a material adverse effect on our prospects, business, financial condition, and results of operations.

Decommissioning costs are unknown and may be substantial.

We may become responsible for costs associated with abandoning facilities which we use for production of biodiesel, which we anticipate will have a useful life of twenty years in the absence of a major overhaul. Abandonment and reclamation of these facilities and the associated costs are often referred to as “decommissioning.” We have not yet determined if we will establish a reserve account for these potential costs for any of our biodiesel refineries, or if we will be able to pay for the costs of decommissioning from the proceeds of future sales. The use of other funds to pay for decommissioning costs could have a material adverse effect on our financial condition and future results of operations.

We will be subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequately prepared.

As a result of the approval of this prospectus, we became subject to reporting and other obligations under the Securities Exchange Act of 1934, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 will require us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting, provide a report on our assessment and obtain a report by our independent auditors on our internal controls. These reporting and other obligations will place significant demands on our management, administrative, operational, internal audit and accounting, and financial resources.

We Could Fail To Attract Or Retain Key Personnel, Which Could Hamper Our Ability To Generate Income

Our success largely depends on the efforts and abilities of our key executives and consultants, including Stanley Streicher, our Chief Executive Officer. The loss of the services of Mr. Streicher could materially harm our business because of the cost and time necessary to replace and train a replacement. Such loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on Mr. Streicher. We also expect to have certain key employees manage our operations and, if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements.  In addition, we need to attract additional high quality sales, technical and consulting personnel. To the extent that we are smaller than our competitors and have fewer resources, we may not be able to attract the sufficient number and quality of staff.

Any Failure To Maintain Adequate General Liability, Commercial, and Product Liability Insurance Could Subject Us To Significant Losses Of Income

While we carry general liability, product liability and commercial insurance, we cannot guaranty that this insurance will be adequate to protect us against any general, commercial and/or product liability claims. Any general, commercial and/or product liability claim which is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on our financial condition. There can be no assurance that we will be able to maintain this insurance on reasonable terms.

Our Common Stock Is A "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors and by making broker-dealers less likely to effect trades in the common stock. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•

With a price of less than $5.00 per share;

•

That are not traded on a "recognized" national exchange;

•

Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•

Issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor."  This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks.  Application of the penny stock rules to our common stock could affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

We Have Been Dependent On One Investor For All Of Our Capital, And Will Have Difficulty Staying In Business If We Cannot Locate Additional Sources Of Capital

Prior to our spinoff from Cooking Oil Direct, Inc., all of our capital came from loans or capital supplied by Stanley Streicher, our chief executive officer, and sales of common stock to European Marketing Strategies, Ltd. under Regulation S.  Since our spinoff, we have no commitment from any entity for investment capital.  We have had discussions with various strategic investors, about our capital needs, but we have no agreement at this time to raise capital from any party.

RISK RELATED TO THIS OFFERING

We May Issue Preferred Stock With Rights Superior To Those Of Holders Of Our Common Stock Which Could Dilute The Net Tangible Book Value Of Our Common Stock

Our articles of incorporation provide for the authorization of 10,000,000 shares of "blank check" preferred stock. Pursuant to our articles of incorporation, our board of directors is authorized to issue such "blank check" preferred stock with rights that are superior to the rights of shareholders of our common stock, at a purchase price then approved by our board of directors, which purchase price may be substantially lower than the market price of shares of our common stock, without stockholder approval.

Our Common Stock May Lack Liquidity, Which Could Make It Very Difficult For Shareholders To Sell

We anticipate that our common stock will be traded on the OTC Bulletin Board. There can be no assurance that an active trading market for our common stock will be maintained or that the maintenance requirements for listing on the OTC Bulletin Board will be maintained. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock is likely to experience significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

The Volatility Of Stock Prices May Adversely Affect The Market Price Of Our Common Stock

The market for our common stock is highly volatile. The trading price of our common stock could be subject to wide fluctuations in response to, among other things:

•

quarterly variations in operating and financial results;

•

changes in prices of our products and services or our competitors' products and services;

•

changes in product mix;

•

changes in our revenue and revenue growth rates;

•

variations in the market price of crude oil, feedstocks, and the chemicals used to refine feedstocks into biodiesel;

•

response to our strategies concerning software and the Internet; and

•

marketing and advertising.

Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business, or relating to us, could result in an immediate effect on the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many software and Internet companies and which often have been unrelated to the operating performance of these companies.  These broad market fluctuations may adversely affect the market price of our common stock.

We May Not Be Able To Achieve Secondary Trading Of Our Stock In Certain States Because Our Common Stock Is Not Nationally Traded

Because our common stock is not approved for trading on the Nasdaq National Market or listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our shareholders. While we intend to take appropriate steps to register our common stock or qualify for exemptions for our common stock in all of the states and jurisdictions of the United States, if we fail to do so the investors in those jurisdictions where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our shareholders.

Our Ability To Pay Dividends On Common Stock Depends On Profitability, Which Cannot Be Guaranteed

We have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon the future earnings, capital requirements, financial requirements and other factors that our Board of Directors will consider. Since we do not anticipate paying cash dividends on our common stock, the return on investment on our common stock will depend solely on an increase, if any, in the market value of the common stock.

Future Open Market Sales of Our Common Stock May Depress Our Stock Price

Under this prospectus, 3,537,500 of our shares are saleable on the open market as long as this prospectus is effective.  We estimate that 1,925,000 of the shares registered in this prospective would be eligible for sale under Rule 144, and 27,100,000 outstanding shares that are not included registered in this prospectus, are eligible for sale under Rule 144, subject to the volume restrictions of Rule 144, insider trading restrictions and the terms of lockup agreements that limit the number of shares that can be sold at any time.  Sales of our common stock under this prospectus or pursuant to Rule 144 could adversely affect the market price of our common stock.

Quarterly Operating Results Are Uncertain And May Fluctuate Significantly, Which Could Negatively Affect The Value Of The Common Stock

Our quarterly results of operations have varied in the past and are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, some of which are outside of our control. We believe that revenues will be subject to fluctuations in the economy.  Our results of operations may be impacted by these fluctuations.  Consequently, our results of operations could be harmed by a downturn in the general economy or a shift in consumer buying patterns.

Due to these and other factors, we believe that quarter-to-quarter comparisons of operating results may not be meaningful and investors should not rely upon them as an indication of future performance. Our operating expenses are based on expected future revenues and are relatively fixed in the short term. If revenues are lower than expected, we could be adversely affected. In this event, the market price of our common stock likely would decline.

Issuance Of Shares Of Common Stock In The Future Could Negatively Affect The Value Of Shares Held By Existing Shareholders

Our articles of incorporation authorize the issuance of 50,000,000 shares of common stock with no par value. The future issuance of all or part of the remaining authorized common stock may result in dilution in the percentage of our common stock held by our existing shareholders. Also, any stock we sell in the future may be valued on an arbitrary basis by us, and the issuance of shares of common stock for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by existing shareholders.

Possible Volatility Of Market Price Could Result In Losses Of Shareholders' Investments

From time to time after the offering, there may be significant volatility in the market price of the Common Stock.  The stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high technology and telecommunications companies and which may be unrelated to the operating performance of such companies.  Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary from period to period.  As a result of these factors, the Company's operating results from time to time may be below the expectations of public market analysts and investors.  Any such event would likely have a material adverse effect on the market price of the Common Stock.

Substantial Control By Officers, Directors and Principal Shareholders Could Result In Less Control By Other Shareholders Over The Company's Business Affairs

After the sale of the shares of Common Stock offered hereby, the Company's officers and directors (including their affiliates) will retain voting control of approximately 65.6% of the Company's outstanding Common Stock and therefore will be able to exercise substantial control over the Company's affairs.  Accordingly, if such persons act together, they will be able to elect all directors and exercise control over the business policies and affairs of the Company.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis and Plan of Operation" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING SHAREHOLDERS

This prospectus relates to the resale from time to time of up to a total of 3,537,500 shares of common stock by selling shareholders.

The following table sets forth certain information regarding the beneficial ownership of our common stock as to the selling shareholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of November 16, 2007 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 30,637,500 shares of common stock outstanding as of November 16, 2007.

Except as described below, none of the selling shareholders within the past three years has had any material relationship with us or any of our affiliates.

The term "selling shareholders" also includes any transferees, pledges, donees, or other successors in interest to the selling shareholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. These selling shareholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933, Regulation D under the Securities Act of 1933, or Regulation S under the Securities Act of 1933. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates or employees of broker-dealers.  The securities included in this list include securities which are saleable, or would otherwise become saleable from time to time, pursuant to Rule 144 as currently in effect.

Selling Stockholder	Total Shares Owned Prior to Offering	Shares Being Offered	Shares Owned After Offering*	% Owned After Offering	Relationship (if any)
David Aldridge	5,000	5,000	0	0%	none
Frederick Roger Allard	2,500	2,500	0	0%	none
Michael Allfrey	2,500	2,500	0	0%	none
Ashley Engineering (1)	3,000	3,000	0	0%	none
Miles Atkinson	2,000	2,000	0	0%	none
Roger Bagge	5,720	5,720	0	0%	none
Gerald Baker	2,000	2,000	0	0%	none
David Barlow	22,500	22,500	0	0%	none

Hilary Barnes	5,000	5,000	0	0%	none
David Barrett	2,000	2,000	0	0%	none
Stephen Barriball	186,970	186,970	0	0%	none
Frank David Baxter	2,500	2,500	0	0%	none
David Roy Beech	15,000	15,000	0	0%	none
Amornrat Belton	3,000	3,000	0	0%	none
Stuart Benger	3,000	3,000	0	0%	none
David Bennet	15,000	15,000	0	0%	none
Julian Benton	5,000	5,000	0	0%	none
Richard Arthur Berendt	2,000	2,000	0	0%	none
Tony Berry	5,000	5,000	0	0%	none
Gurnam Bharj	20,000	20,000	0	0%	none
Carolyn Blain	5,000	5,000	0	0%	none
Raymond Ellis Blain	5,000	5,000	0	0%	none
Richard Blain	15,000	15,000	0	0%	none
Martin Bleidiesel	2,000	2,000	0	0%	none
Paul Blomfield	4,000	4,000	0	0%	none
Alastair Bolton	4,000	4,000	0	0%	none
Roger Bourdon	12,500	12,500	0	0%	none
Keith Bradshaw	6,000	6,000	0	0%	none
Kerstin Bragby	1,500	1,500	0	0%	none
Neil Kevin Brazier	4,985	4,985	0	0%	none
Anthony Brown	14,976	14,976	0	0%	none
Mark Bulman	3,000	3,000	0	0%	none
John Burke	15,000	15,000	0	0%	none
Roger McDonalds Cairns	14,000	14,000	0	0%	none
John Calvert	2,000	2,000	0	0%	none
Adrian Carr	20,000	20,000	0	0%	none
John Carroll	3,000	3,000	0	0%	none
Colin Castle	5,000	5,000	0	0%	none
Murray Chapman	10,000	10,000	0	0%	none
Anthony Clare	1,500	1,500	0	0%	none
Roger Glenham Clark	1,000	1,000	0	0%	none
Sally Anne Cosgrove	5,500	5,500	0	0%	none
Kenneth Clark Cowley	5,000	5,000	0	0%	none
Maurice Cox	6,500	6,500	0	0%	none
Peter Cullen	4,975	4,975	0	0%	none
George Peter Maclean Cuthbertson	4,000	4,000	0	0%	none
Richard Dalgleish	2,000	2,000	0	0%	none
Lois Dallyn	6,000	6,000	0	0%	none
Karsten Dalsgaard	5,000	5,000	0	0%	none
Christopher De Souza	21,975	21,975	0	0%	none
Brian De Sykes	5,000	5,000	0	0%	none
Roy Philipe Dent	18,500	18,500	0	0%	none

Geoffrey Dickson	20,000	20,000	0	0%	none
Hauke Dodeck	2,500	2,500	0	0%	none
John Domblides	5,000	5,000	0	0%	none
Donagh Dougan	7,500	7,500	0	0%	none
Colin Durham	3,000	3,000	0	0%	none
Lawrence Dyke	2,000	2,000	0	0%	none
Peter Edgell	1,500	1,500	0	0%	none
Richard Edwards	2,000	2,000	0	0%	none
Christopher John Emery	7,500	7,500	0	0%	none
Anthony Epstein	4,500	4,500	0	0%	none
European Marketing Strategies, Ltd. (2)	762,581	762,581	0	0%	none
European Pensions Management (3)	48,500	48,500	0	0%	none
Alan Evans	2,000	2,000	0	0%	none
Keith Evans	6,000	6,000	0	0%	none
Michael Fallows	2,000	2,000	0	0%	none
Paul Fawcett	1,420	1,420	0	0%	none
John Firman	3,000	3,000	0	0%	none
Anton Paul Franckeiss	5,000	5,000	0	0%	none
Ian Frost	15,000	15,000	0	0%	none
Sean Gallen	10,000	10,000	0	0%	none
Leslie Gallop	6,000	6,000	0	0%	none
Stephen Godden	15,000	15,000	0	0%	none
Dorothy Goodman	2,000	2,000	0	0%	none
Frank Goodwin	2,000	2,000	0	0%	none
Brian Grant	3,000	3,000	0	0%	none
John Kenneth Grant	2,000	2,000	0	0%	none
Philip Gray	300,000	300,000	0	0%	none
Harold James Green	2,500	2,500	0	0%	none
Terence Gregory	12,500	12,500	0	0%	none
Bernard Hancock	5,000	5,000	0	0%	none
Health Partners Europe Ltd. (4)	20,000	20,000	0	0%	none
Catherine Healy	2,000	2,000	0	0%	none
John Hepworth	18,000	18,000	0	0%	none
Steven Herterich	8,000	8,000	0	0%	none
Desmond Higton	11,500	11,500	0	0%	none
Michael Fraser Hill	104,975	104,975	0	0%	none
Judith Hinson	1,800	1,800	0	0%	none
Betty Hodson	3,000	3,000	0	0%	none
Eugene Hoeberechts	2,500	2,500	0	0%	none
Holmstyle Ltd. (5)	2,500	2,500	0	0%	none
Kenneth Hosgood	12,000	12,000	0	0%	none
Terrence Hubbard	2,000	2,000	0	0%	none

Richard Hughes	5,000	5,000	0	0%	none
Gunnar Hulander	1,500	1,500	0	0%	none
Linda Catherine Jackson	2,000	2,000	0	0%	none
Harry Jensen	4,970	4,970	0	0%	none
Alan Leslie Jones	32,000	32,000	0	0%	none
Alan Leslie and Millicent Jones	25,000	25,000	0	0%	none
Maike Juergens	3,975	3,975	0	0%	none
Bill Kaill	5,000	5,000	0	0%	none
Kanta Karsan	2,000	2,000	0	0%	none
Kevin Kelly	1,500	1,500	0	0%	none
Gillian Kemble	5,000	5,000	0	0%	none
Bernice Kempton	7,000	7,000	0	0%	none
Diana Kenoyer	8,000	8,000	0	0%	none
Terrence King	48,500	48,500	0	0%	none
Terry King	5,000	5,000	0	0%	none
Walter Henry King	4,000	4,000	0	0%	none
Mervin Kingston	9,000	9,000	0	0%	none
Kppold Limited (6)	3,000	3,000	0	0%	none
Robert Kreutzer-Brett	2,000	2,000	0	0%	none
Mamdouh Kriakous	10,000	10,000	0	0%	none
Adeegbuyi Kujore	10,000	10,000	0	0%	none
Christopher Landmann	299,989	299,989	0	0%	none
Le Chem Pty. Ltd. (7)	50,000	50,000	0	0%	none
Robert and Jesse Lewis	58,000	58,000	0	0%	none
Anky Linden	7,000	7,000	0	0%	none
Jonathan Lloyd	3,000	3,000	0	0%	none
Melvyn Lloyd	9,000	9,000	0	0%	none
Ashley Louth	10,000	10,000	0	0%	none
John Macartney	2,000	2,000	0	0%	none
John MacDonald	2,000	2,000	0	0%	none
Barrow MacGillivray	2,000	2,000	0	0%	none
John Madeley	2,500	2,500	0	0%	none
Peter Maidens	2,988	2,988	0	0%	none
James Maitland	2,000	2,000	0	0%	none
John Mallard	2,500	2,500	0	0%	none
Mallard UK Ltd (8)	3,000	3,000	0	0%	none
Richard Marshall	5,000	5,000	0	0%	none
Caroline McAndrew	10,000	10,000	0	0%	none
Ellen McGill	5,000	5,000	0	0%	none
William Patrick McGrath	24,975	24,975	0	0%	none
Robin George McGregor	10,000	10,000	0	0%	none
Janice McIlveen	2,000	2,000	0	0%	none
Kenneth McVey	20,000	20,000	0	0%	none
Rashmi Mehta	5,000	5,000	0	0%	none

Peter Meier	10,000	10,000	0	0%	none
Claes Melin	5,000	5,000	0	0%	none
Yehuda Mokades	6,000	6,000	0	0%	none
John Moorhouse	6,500	6,500	0	0%	none
Graham Mudditt	1,500	1,500	0	0%	none
John Muirhead	4,500	4,500	0	0%	none
Martin Nancekivell	1,500	1,500	0	0%	none
Valerie Neill	1,500	1,500	0	0%	none
Jorgen Nielsen	10,000	10,000	0	0%	none
Keith Nieuwoudt	1,500	1,500	0	0%	none
Johanna Niewouldt	1,500	1,500	0	0%	none
Marc Nunn	20,000	20,000	0	0%	none
Robert Nutt	4,000	4,000	0	0%	none
Donald Nuttall	6,000	6,000	0	0%	none
Adnan Omar	2,000	2,000	0	0%	none
Giles Osborne	2,500	2,500	0	0%	none
Edgar Osbourn	35,000	35,000	0	0%	none
Ian Parminter	1,500	1,500	0	0%	none
Babulal Jetha Patel	1,500	1,500	0	0%	none
Terence Peach	3,000	3,000	0	0%	none
Glynn Raymond Pearce	2,000	2,000	0	0%	none
David Pitts	2,000	2,000	0	0%	none
William Plenderleith	7,000	7,000	0	0%	none
Philip Powell	25,000	25,000	0	0%	none
Colin William Preston	1,500	1,500	0	0%	none
Kenneth & Jean Margaret Price	100,000	100,000	0	0%	none
Richard Pritchard	18,500	18,500	0	0%	none
Terry Radley	3,000	3,000	0	0%	none
Derek Richards	6,500	6,500	0	0%	none
Mark Rigby	1,000	1,000	0	0%	none
Anthony Rix	47,500	47,500	0	0%	none
Harford Robb	1,500	1,500	0	0%	none
Allan Robertson	2,000	2,000	0	0%	none
Peter Robertson	1,500	1,500	0	0%	none
Colin Robinson	1,975	1,975	0	0%	none
George Roper	5,000	5,000	0	0%	none
Ian Rumsey	80,000	80,000	0	0%	none
Artur Rynkiewicz	1,500	1,500	0	0%	none
Dennis Eric Samuel	3,000	3,000	0	0%	none
Patricia Sandys-Winsch	2,000	2,000	0	0%	none
David Schirn	2,000	2,000	0	0%	none
David Schwartz	22,500	22,500	0	0%	none
Simon Scott	5,000	5,000	0	0%	none
Thomas Len Scott	1,250	1,250	0	0%	none

Chandrakant Shah	3,000	3,000	0	0%	none
Chetan Shah	2,000	2,000	0	0%	none
Nitin Shah	3,000	3,000	0	0%	none
Punit Shah	1,500	1,500	0	0%	none
Geoffrey John Shaxton	8,000	8,000	0	0%	none
Terry Sherwood	15,000	15,000	0	0%	none
Hazel Shreeves	2,000	2,000	0	0%	none
Margaret Sinclair	2,000	2,000	0	0%	none
Ian David Singleton	12,000	12,000	0	0%	none
Brett Sinson	18,000	18,000	0	0%	none
Trevor Smedley	10,000	10,000	0	0%	none
Brian Smith	3,500	3,500	0	0%	none
Willard Spence	8,000	8,000	0	0%	none
Dorothy Spooncer	10,000	10,000	0	0%	none
Derek Stevenson	7,000	7,000	0	0%	none
John Stewart	10,000	10,000	0	0%	none
David Strachan	5,000	5,000	0	0%	none
Holger Stromblad	8,000	8,000	0	0%	none
Jayaraman Sundaresan	22,000	22,000	0	0%	none
John Surgenor	2,000	2,000	0	0%	none
Boey Tan	6,275	6,275	0	0%	none
Greig Watson Thomson	10,000	10,000	0	0%	none
Michael Trueman	2,500	2,500	0	0%	none
Morris Viljoenm	40,000	40,000	0	0%	none
Marshall Walker	22,225	22,225	0	0%	none
Anthony Walter	10,000	10,000	0	0%	none
Pamela Watson	54,976	54,976	0	0%	none
James Van Der Westhuyzen	16,000	16,000	0	0%	none
Beresslod White	5,000	5,000	0	0%	none
Jennifer Margaret Wilkinson	2,000	2,000	0	0%	none
John Withers	4,000	4,000	0	0%	none
Christopher Anthony Wood	17,025	17,025	0	0%	none
Graham Wright	2,000	2,000	0	0%	none
Total	3,537,500	3,537,500	0	0%	none

*Assumes all shares registered are sold.

(1) David Rowbottom is the individual who exercises voting and dispositive powers with respect to shares owned by Ashley Engineering.

(2) Anna Wroblewska  is the individual who exercises voting and dispositive powers with respect to shares owned by European Marketing Strategies, Ltd.

(3) Geoffrey Morris is the individual who exercises voting and dispositive powers with respect to shares owned by European Pensions Management.

(4) Richard Blain is the individual who exercises voting and dispositive powers with respect to shares owned by Health Partners Europe Ltd.

(5) Roy Philipe Dent is the individual who exercises voting and dispositive powers with respect to shares owned by Holmstyle Ltd.

(6) Rashmi Mehta is the individual who exercises voting and dispositive powers with respect to shares owned by Kppold Limited.

(7) Murray Chapman is the individual who exercises voting and dispositive powers with respect to shares owned by Le Chem Pty. Ltd.

(8) John Mallard is the individual who exercises voting and dispositive powers with respect to shares owned by Mallard UK Ltd.

All of the selling shareholders acquired their shares in a spinoff of our common stock from Cooking Oil on October 31, 2007.  The selling shareholders originally acquired their shares in Cooking Oil from European Marketing Strategies, Ltd. at various prices in transactions that were exempt from registration under Rule 904 of Regulation S under the Securities Act of 1933.

Cooking Oil agreed to register for resale all shares purchased by European Marketing Strategies, Ltd., whether held by European Marketing Strategies, Ltd. or any transferee from European Marketing Strategies, Ltd., at Cooking Oil’s expense.  We assumed Cooking Oils’ registration obligation in connection with Cooking Oil’s spinoff of our shares to those shareholders.  Under the registration agreement we assumed, we are required to pay all fees and expenses incurred by us incident to the registration of the shares. We have also agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.  We are required to maintain the registration statement effective until all shares covered by the registration statement have been sold to persons who may freely resale the shares or all shares are otherwise saleable under Rule 144(k).

Because selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. To our knowledge, none of the selling stockholders have entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.

With respect to certain selling shareholders, we agreed to keep this prospectus effective until the earlier of the date which is three years after this registration has been declared effective by the SEC, the date as of which all of the common stock registered for resale hereunder has been sold, or the date as of which all of the common stock registered hereunder may be sold under Rule 144. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.

In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Thirty-five states have what is commonly referred to as the "standard manual exemption" for secondary trading of securities such as those to be resold by selling shareholders under this registration statement. In these states, so long as we obtain and maintain a listing in one of the commonly accepted standard manuals (e.g. Standard and Poor's Corporate Manual), and the manual sets forth certain information: (1) the names of our officers and directors, (2) our balance sheet, and (3) our profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Delaware, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders; provided however that we intend to take appropriate action to qualify securities for resale in the States of New York, Georgia and Florida.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling shareholders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

There is no established market for our common stock. The initial offering price at which the selling shareholders will, prior to the development of a formal market for the stock, resell shares of common stock is $2.00 per share, and is the price at which shares of common stock have been sold to many of the selling shareholders by European Marketing Strategies, Ltd. This price is not based upon any independent valuation of our common stock, our perceived market value, book value, or any other established criteria of value.  The common stock may have a value significantly less than the initial offering price and there is no guarantee that the common stock will ever obtain a value equal to or greater than the initial offering price.

DILUTION

We are only registering shares of common stock already outstanding and held by selling shareholders under this prospectus. As such, purchasers of shares of common stock sold under this prospectus shall not experience any immediate dilution as a result of or upon such purchase.  The price at which the selling shareholders will initially sell our common stock is $2.00 per share.

SHARES OF THE COMPANY ELIGIBLE FOR FUTURE SALE

Prior to the date of this prospectus, there has been no public market for our common stock. Sales of substantial numbers of shares of our common stock in the public market following this offering, or the perception that such sales may occur, could adversely affect prevailing market prices of our shares.

There are 30,637,500 shares of our common stock issued and outstanding as of the date of this prospectus. These shares of common stock are deemed to be "restricted securities" under Rule 144. Restricted securities may only be sold in the public market pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under Rule 144, Rule 701 or Rule 904 under the Act. These rules are summarized below.

Eligibility of Restricted Shares for Sale in the Public Market

As of the date of this prospectus, we believe that 29,025,000 shares of common stock are eligible for resale under Rule 144.  None of our outstanding shares of common stock are subject to agreements that restrict the amount of shares that can be sold under Rule 144, except as described below.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•

1.0% of the number of shares of common stock outstanding, which is approximately 306,375 shares of common stock; or

•

the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, under Rule 144(k) as currently in effect, a person:

•

who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale; and

•

who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate,

is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 904

In general, securities originally issued under Regulation S are restricted securities and may be sold pursuant to Rule 144.  In addition, securities issued under Regulation S may also be resold under Rule 904, which is available to any person other than us, a distributor, or any of affiliates of us or a distributor if:

•

The offer or sale is made in an offshore transaction;

•

No directed selling efforts are made in the United States by the seller or an affiliate of the seller.

In addition, if the offer or sale is during the distribution compliance period and is by a dealer or person receiving a selling concession, fee or other remuneration, then:

•

Neither the seller nor anyone acting on its behalf can know that the offeree or buyer is a U.S. person; or

•

If the purchaser is a dealer or person receiving a selling concession, fee, or other remuneration, then the seller must send to the purchaser a confirmation stating that the securities may only be sold during the distribution compliance period only pursuant to Regulation S, a registration statement or an exemption from registration.

Lock Up of Certain Shares

In his employment agreement, Stanley H. Streicher, who holds 20,000,000 shares of common stock, agreed that during the term of his employment agreements that he will, during any calendar quarter, sell no more than 10% of the average weekly trading volume of the common stock during the four weeks prior to the start of the quarter.

PLAN OF DISTRIBUTION

The selling shareholders, and any of their pledgees, asignees and successors-in-interest, may from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales (other than short sales established prior to the effectiveness of the Registration Statement to which this Prospectus is a part);

•

broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the registrable securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling shareholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling shareholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling shareholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following information should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements." For an overview of the company please see the section entitled “Description of the Business,” which follows this section.

We are an energy company that plans to refine and market American Society of Testing and Materials, or ASTM Standard D6751 biodiesel, and other methyl ester products. Biodiesel is a direct substitute for petroleum diesel and is produced from renewable vegetable oils and animal derived fats, oils and greases. Our strategy is to profitably commercialize our proprietary technology to refine biodiesel from used cooking oil, which would give us the lowest feedstock costs in the industry.  We are developing our first biodiesel refinery in Fort Lauderdale, Florida, which could have a capacity of 1.6 million gallons per year when complete.

We were originally a division of Cooking Oil Direct, Inc., which was incorporated on September 18, 2002 under the laws of the State of Florida and was originally organized primarily for the purpose of distributing cooking oils to restaurants, and picking up and disposing of used cooking oils from restaurants.  On October 31, 2007, Cooking Oil contributed substantially all of the assets of its biodiesel division to us, and distributed our common stock to its shareholders in a spinoff. As a result of the spinoff, we became a separate company.

We are a “small business issuer” as defined by Rule 12b-2 of the Securities Exchange Act and, because we, as recapitalized, have not had revenue from operations for the past two fiscal years or the last fiscal year for which financial statements are furnished in this report, Item 303 of Regulation SB requires that we provide a plan of operations and description of any off-balance sheet arrangements. We have also included a discussion and analysis of our liquidity and capital resources as of October 31, 2007.

Plan of Operation

Our primary business will be refining biodiesel from virgin oil and used cooking oil.  We may also sell filtered, used cooking oil to industrial users.  Our activities to date have largely been research and development to develop proprietary processes to filter used cooking oil to reduce impurities, and research and development to develop processes to produce biodiesel from new and used cooking oil.  We have test-marketed used cooking oil to certain industrial users.  We have produced ASTM Standard D6751 biodiesel from new and used cooking oil on a test basis, but we have never generated any revenues from the sale of biodiesel generated from new or used cooking oil.

Our plan is to raise approximately $700,000 in capital to complete our first biodiesel refinery.  Our refinery will have a capacity of 1.6 million gallons per year.  The capital is needed to purchase additional reactors, centrifuges, a filter press, a vacuum truck, a steam distillation tower, cone bottom tanks, hot tank shaker, methanol tank storage system, quality assurance testing equipment, engineering and installation services, and EPA and National Biodiesel Board certification. We estimate that it will take approximately 6-7 months after the receipt of capital to complete the installation of the refinery and obtain the necessary certifications to market ASTM Standard D6751 biodiesel.

Until we complete our refinery and begin producing and selling biodiesel, we plan to generate revenues by filtering and selling used cooking oil to industrial users.  We believe we can generate sufficient gross profit from the sale of filtered, used cooking oil to pay our general and administrative expenses, which average about $12,000 to $15,000 per month (exclusive of our chief executive officer’s salary and professional fees).

Critical Accounting Policies And Estimates

Management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates, including but not limited to, those related to inventories, accrued liabilities, and the valuation allowance offsetting deferred income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations include those listed below, as well as our valuation of equity securities used in transactions and for compensation, and our revenue recognition methods.

Revenue Recognition

Revenues will be generated from the sale of biodiesel, from the sale of blended petrodiesel and biodiesel, from the sale of glycerin (which is a byproduct in the biodiesel production process), and from the sale of cleaned vegetable oil to animal feed producers and other biodiesel plants.  Revenue from product sales will be recognized upon delivery. Sales will be made at fixed prices based on orders received by customers. All sales will be final, and we will not provide product warranties or incur any other post-sale obligations to the customer.

Inventory/Costs of Goods Sold

Inventory will be carried at the lower of cost (first in first out) or market. Cost will represent the cost of used oil raw materials, plus direct and allocated indirect labor and production costs.  Cost of sales will include finished inventory costs.

Refinery Equipment

Refinery equipment is carried at predecessor cost. Depreciation of refinery equipment is provided using the straight-line method for financial reporting purposes over ten years.

The cost of asset additions and improvements that extend the useful lives of property and equipment are capitalized. Routine maintenance and repair items are charged to current operations. The original cost and accumulated depreciation of asset dispositions are removed from the accounts and any gain or loss is reflected in the statement of operations in the period of disposition.

When events or changes in circumstances indicate that the carrying amount of property and equipment may not be recoverable, an evaluation of the recoverability of currently recorded costs is performed. When an evaluation is performed, the estimated value of undiscounted future net cash flows associated with the asset is compared to the asset’s carrying value to determine if a write-down to fair value is required. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Assets Being Developed for Our Own Use

Assets being developed for our own use are stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on assets developed for our own use until such time as the relevant assets are completed and put into service.

Liquidity and Capital Resources

Prior to October 31, 2007, we were a division of Cooking Oil Direct, Inc., which financed its operations from the proceeds from the sale of common stock to a foreign investor under Regulation S and from loans from and capital contributed by Stanley Streicher, the founder and chief executive officer of Cooking Oil.  On October 31, 2007, our common stock was distributed to Cooking Oil’s shareholders in a spinoff.

At October 31, 2007, we had working capital of $0.  Our working capital is currently insufficient for us to fully implement our business plan.  Our principal business plan involves the completion of our first biodiesel refinery, which we estimate will cost us about $700,000 in additional capital.  Until our biodiesel refinery is completed and operational, we expect to generate revenues by filtering used cooking oil and marketing it for certain industrial uses.

We project capital equipment needs for our biodiesel refinery of $700,000, and additional working capital needs of $100,000 to fund our other planned capital improvements and operations for the following twelve month period. To satisfy our future capital and working capital needs, we are actively working with our existing investors to continue their support, although there is no contractually committed capital from these investors upon which we can rely.  We expect that we will be able to operate from the sale of filtered, used cooking oil to industrial users until we obtain capital to complete our first biodiesel refinery.  In the event we experience delays in raising additional capital, or are not able to operate at a breakeven level, we plan to reduce our recurring expenses by deferring officer salaries, and obtaining loans from our chief executive officer and principle shareholder.

DESCRIPTION OF BUSINESS

General

We are a biodiesel production and blending company that intends to produce biodiesel, and other biodiesel products, for sale to blenders and fleet operators.  Until October 31, 2007, we were a division of Cooking Oil Direct, Inc., which supplies fresh cooking oil to restaurants in Florida and picks up used cooking oil from restaurants and cruise lines.  On October 31, 2007, Cooking Oil contributed substantially all of the assets relating to its biodiesel division to us (including tanks, research and development equipment, and intellectual property), and distributed all of our stock to Cooking Oil’s shareholders in a spinoff.

We were originally conceived by Cooking Oil as a means to dispose of used cooking oil generated by Cooking Oil in the ordinary course of its business.  Cooking Oil generally disposes of used cooking oil by selling it to renderers for 10 to 12 cents per pound, and believed that it could generate greater revenues and profits be processing it into biodiesel, which generally sells for over $3.00 per gallon, or 40 cents per pound.  Our activities to date have been research and development to develop proprietary processes to filter use cooking oil to reduce impurities, and research and development to develop processes to produce biodiesel from new and used cooking oil.  We have test-marketed used cooking oil to certain industrial users.  We have never generated any revenues from the sale of biodiesel generated from new or used cooking oil.

What is Biodiesel?

Biodiesel is a clean burning, biodegradable and renewable fuel made from a variety of feedstocks, such as vegetable oils, animal fats and recycled cooking oils. Biodiesel is typically blended with petroleum diesel to create a biodiesel blend that is nearly indistinguishable from, and in some respects superior to, 100% petroleum diesel. In addition, 100% biodiesel fuel, or B100, can be used in all compression-ignition (diesel) engines without modifications, which some end users use in environmentally sensitive areas and for large fleets of diesel powered vehicles. In the U.S., the majority of the consumption will likely comprise a blend of 20% biodiesel and 80% petroleum diesel, or B20, although a B5 blend of 5% biodiesel and 95% petroleum diesel is also common in the U.S. and is the most common blend in Europe and Australia. Currently, the key markets in the U.S. for biodiesel and biodiesel blends are diesel blending facilities and distributors, government fleets, mass transit vehicles, commercial fleets and marine fleets, as well as for general use in environmentally sensitive areas.

The biodiesel market has grown significantly over the past several years. In 2002, approximately 15 million gallons of biodiesel were produced in the U.S., with most consumption concentrated in the federal, state and local governments. According to the National Biodiesel Board, U.S. biodiesel production was approximately 25 million gallons in 2004 and 75 million gallons in 2005, representing a growth rate of approximately 71% per year. In contrast, the European biodiesel market is more mature than the U.S., having consumed approximately 1 billion gallons of biodiesel in 2005.

Drivers of the biodiesel market include:

Increased energy security.   U.S. oil production has continuously declined since the mid-1980s, increasing import requirements. Use of biodiesel, which can be produced with a variety of feedstocks from worldwide sources, can help reduce dependence on imported oil.

Environmental benefits.   Biodiesel is biodegradable, nontoxic and essentially free of sulfur and aromatics. Additionally, biodiesel reduces tailpipe exhaust emissions, greenhouse gas emissions and sulfur dioxide emissions (acid rain) and minimizes black smoke and smog-causing particulate matter.

Easy integration into existing infrastructure.   As discussed above, biodiesel can be used in diesel engines with no modifications as B100 or mixed with petroleum diesel, such as the B20 and B5 blends. A blended biodiesel may enhance petroleum diesel because it has the ability to extend engine life and decrease operating expenses due to the increase in engine lubricity.

Imbalance of supply and demand.   We believe that the biodiesel industry lacks sufficient capacity to meet current and anticipated demand for biodiesel. We estimate that current U.S. demand is over one billion gallons compared to current U.S. production capacity of under 100 million gallons.

Beneficial government initiatives and incentives.   Initiatives and incentives at the federal, state and local government levels further enhance the economics and market demand of biodiesel production. These initiatives include tax credits as well as mandates for increased use of biodiesel and biodiesel blends.

Biodiesel Refining Process, Quality Standards and Feedstocks

Biodiesel is produced through a process called transesterification, which was first conducted from vegetable oil in 1853. Transesterification involves reacting organically derived fats, oils and greases with an alcohol, typically methanol, in the presence of a base catalyst, typically sodium or potassium hydroxide (common caustic potash), to form methyl esters, or biodiesel, and glycerin. The traditional process typically requires feedstock with a free fatty acid content of less than 2% because the presence of high free fatty acid content during the transesterification process can produce soap, which can prevent the separation of the biodiesel from the glycerin. For this reason, using high free fatty acid feedstocks in the traditional process requires a pretreatment step, called acid esterification, to reduce the feedstock’s free fatty acids through a chemical reaction that uses acids, such as sulphuric or hydrocholoric acid, which are later removed with excess glycerin after transesterification using a water wash process. The traditional process then incorporates a settling or centrifugation process or dessicant drying media to reduce the water content of the biodiesel, while the glycerin mixture undergoes a separate process to remove methanol to produce a crude glycerin that is less than 90% pure. While the normal feedstock to biodiesel input-output ratio is approximately 8 to 9 pounds of feedstock for every one gallon of biodiesel produced, the use of greater than 2% free fatty acid feedstocks in the traditional method reduces the amount of biodiesel yield considerably due to the increased need for the esterification process and the subsequent acid neutralization and co-product removal process. The entire process typically takes approximately 40 hours or less per batch produced.  Our production processes allow us to utilize higher free fatty acid oils for the production of biodiesel.

In the U.S., biodiesel quality is measured by ASTM Standard D6751, which specifies the required properties of B100 biodiesel for use as a blend component with petroleum diesel fuel oils. This standard specifies, among other qualities, maximum amounts of free glycerin, total glycerin, water and sediment content, sulfated ash, total sulfur, copper corrosivity, carbon residue and phosphorous. The standard also specifies minimum flash point and cetane number. Compliance with these standards requires a process that provides for complete transesterification and efficient and thorough separation and purification processes.

Biodiesel production costs are highly dependent on feedstock costs. Typically, the costs of fats, oils or greases used to make biodiesel are approximately 70 to 80% of the finished product cost. Therefore, to produce biodiesel economically, a producer must have access to low-cost feedstocks and employ a cost-effective, high-yielding process. Suitable feedstocks for biodiesel production include:

Vegetable Oils.   Soybean (most commonly used in the U.S.), palm, rapeseed (most commonly used in Europe), cottonseed, groundnut, sunflower, corn, coconut, olive, castor, sesame and linseed oils. Soybean oil is the most common feedstock used in the U.S., and over 95% of biodiesel produced by traditional processes use it as the primary feedstock. Soybean oil can be obtained in various grades with a free fatty acid content of approximately 1.0% or less.

Animal Fats.   Edible tallow with a free fatty acid content of up to 0.75%, inedible tallow with a free fatty acid content of up to 10%, fish oil and poultry and other fats and lards with higher free fatty acid contents.

Used Cooking Oils.  Used cooking oils, such as soybean or palm oil, which has a free fatty acid content of between 1% and 6%.

Recycled Greases.   Yellow grease with a free fatty acid content of up to 15% and brown grease with a free fatty acid content of greater than 15%.

According to U.S. Census Bureau statistics, in 2004, 19.3 billion pounds of soybean oil, 3.7 billion pounds of inedible tallow and 1.5 billion pounds of yellow grease were produced in the U.S. These are the most commonly available feedstocks produced in the U.S. and economically available for biodiesel production.

The costs of the various feedstocks depend largely on whether the feedstock may be used in the food market. Over the last 15 years, soybean oil has traded at approximately 22.05 cents per pound, inedible tallow has traded at approximately 16.04 cents per pound and yellow grease has traded at approximately 12.66 cents per pound. Recent increased demand for soybean oil has increased prices for soybean oil as of October 2007 to as high as approximately 40 cents per pound with bleached tallow at approximately 28 cents per pound and yellow grease at approximately 24 cents per pound.

The economics of biodiesel production are primarily affected by the difference between the prices for feedstocks, which are commodities, and the prices for refined biodiesel of ASTM quality as compared to the prices for petroleum diesel. Feedstock cost comprises approximately 65-80% of biodiesel’s production costs. Feedstock costs depends on a number of factors, including consumer demand for food quality feedstocks, industrial demand for non-food quality feedstocks, weather conditions, production levels, availability of feedstock export markets and government regulation. Using market prices for the second quarter of 2006 published by the Jacobsen Commentary and Market News Bulletin, at a rate of one gallon of biodiesel for every eight pounds of feedstock, feedstock supply costs would range from $0.86 to $1.97 per gallon. Average plant processing costs generally range from $0.30 to $0.45 per gallon, depending on the process, the costs of catalysts and waste disposal and the cost of energy required to run the refinery. As a result, we believe that total biodiesel production costs, using average feedstock costs from the second quarter of 2006, would range from $1.16 to $2.42 per gallon.

To the extent that the price for biodiesel exceeds that of petroleum diesel, government incentives would be necessary to maintain a commercially feasible market for the sale of biodiesel, although at current market prices, we believe that, to the extent used cooking oil is used as our feedstock, our process can produce biodiesel at a wholesale price that would achieve positive operating margins in the absence of government incentives.

Price Incentives.   The primary federal government incentive intended to lower the cost of biodiesel is the so-called Biodiesel Blenders Tax Credit, which is included in the Volumetric Ethanol Excise Tax Credit created under the American Jobs Creation Act of 2006, and is set to expire at the end of 2008. This incentive generally provides for a $0.50 excise tax credit per gallon of recycled feedstock biodiesel blended into petroleum diesel and a $1.00 excise tax credit per gallon of virgin feedstock biodiesel including biodiesel derived from animal fats blended into petroleum diesel.

In addition to the federal blenders credit, various states, such as Arkansas, Illinois, Iowa, Idaho, Kansas, Kentucky, Maryland, Montana, North Dakota, Oklahoma, Rhode Island, South Carolina, South Dakota, and Washington, also provide for tax credits, rebates, deductions or reduced state, excise or other taxes for the blending or sale of biodiesel within their states. For instance, the Oklahoma Biodiesel Production Facility Tax Credit provides a $0.20 per gallon tax credit for the production of biodiesel within the state, for the first 60 months of a facility’s production, through the end of 2011.

Use Mandates.   A number of federal and state regulations mandate the use of biodiesel blends. The Energy Policy Act mandates a minimum amount of renewable fuel (biodiesel and ethanol) to be used by petroleum refiners in the fuel supply, increasing from 4.0 billion gallons in 2006 to 7.5 billion gallons by 2012, with the percentage remaining the same thereafter. At the state level, a number of states have mandated state-owned vehicles to reduce petroleum diesel usage through the use of biodiesel blends. For example:

•

Illinois has required all state- or city-owned diesel-powered vehicles to use a biodiesel blend containing at least 2% biodiesel (B2);

•

Minnesota is targeting a 10% and 25% reduction in petroleum diesel use by 2010 and 2015, respectively, through the purchase of vehicles that use B20 to B100 blends; and

•

New Mexico has mandated all cabinet-level agencies, public schools and institutions of higher learning to obtain 15% of their transportation fuel requirements from renewable fuels, including biodiesel, by 2010.

Capital Investment Incentives.   Federal and state governments have also passed laws encouraging capital investments to support production, distribution and use of biodiesel and other renewable fuels. For example, through 2010, fueling stations are eligible for a 30% federal tax credit for the cost of installing clean-fuel refueling equipment, including any biodiesel blend containing at least 20% biodiesel (B20). In Louisiana, property and equipment used in the manufacture, production or extraction of biodiesel, as well as biodiesel used as fuel by a registered manufacturer are exempt from state sales and use taxes. Louisiana has also established an income tax credit worth 20% of the cost of constructing an alternative fuel refueling station, as well as 20% of the cost of converting a vehicle to run on alternative fuels, or of the incremental cost to purchase a new alternative fuel vehicle.

Our Process Technology

Our biodiesel production technology differs from the traditional biodiesel production process in several important respects. Our technology allows for the use of used cooking oil, which is a lower cost feedstock than any virgin oils currently used in biodiesel production, to produce ASTM D6751 standard biodiesel, and reduced environmental discharges.  After transesterification, we employ a separation process to separate the biodiesel from the glycerin. The biodiesel then undergoes a vacuum-based purification and refining process to remove excess moisture, glycerin, glycerides and other impurities without using a water wash system, while the glycerin is similarly purified and refined to remove methanol, excess moisture and other impurities. A methanol recovery step then purifies the excess methanol for reuse in the tranesterification process. The entire biodiesel refining process takes approximately eight to nine hours per batch, with an additional 48 hours of settling time.

Our Cost Advantage

As discussed above, feedstock cost is the primary driver of the cost of biodiesel production, comprising 70% – 80% of the production cost. The ability to use lower cost feedstocks, i.e., feedstocks with a high free fatty acid content, without a loss of yield, gives us a competitive advantage over biodiesel refiners that use the traditional process. At current diesel prices, we believe our ability to use lower cost feedstocks will allow us to produce biodiesel that can be sold at prevailing market prices for petroleum based diesel with a positive operating margin even in the absence of government tax credits or subsidies.

Our Biodiesel Quality

Our process is intended to result in consistent quality production of ASTM standard biodiesel through the replacement of the traditional water wash system by distilling the biodiesel product through the use of a vacuum-based purification and refining process. In testing at our facility in Fort Lauderdale, Florida, we have processed used cooking oil to produce biodiesel that meets or exceeds ASTM D6751 standard. As a result of our process, we believe we can obtain BQ-9000 accreditation from the National Biodiesel Accreditation Commission, an independent committee of the National Biodiesel Board, for our quality assurance program for the biodiesel refineries to be built, owned and operated for our own account. The BQ-9000 Quality Assurance Program for the Biodiesel Industry seeks to promote the commercial success and public acceptance of biodiesel by helping to assure that biodiesel fuel is produced to and maintained at the ASTM D6751 standard.

Biodiesel Refineries

We have designed our first biodiesel refinery to have a capacity of 1.6 million gallons per year, although it will be scaleable to handle much greater volumes by adding additional reactors, tanks and centrifuges. We believe this design permits us to standardize the engineering of the various vessels, tanks, piping, valves, pumps and motors that comprise a refinery in order to facilitate procurement of the raw materials, equipment and supplies..

Feedstock Supply

Because feedstock represents approximately 30-80% of biodiesel’s normal production cost (depending on the type of feedstock, and whether it is new or used), it is imperative that we are able to acquire raw materials at a reasonable cost in order to be competitive in the marketplace. We have entered into an agreement with Cooking Oil to obtain all of its used cooking oil.  We are currently exploring arrangements with other cooking oil suppliers to obtain their used cooking oil.

Offtake Agreements

Because biodiesel can be substituted for petroleum-based diesel or blended with petroleum-based diesel, the market for biodiesel is identical to that of petroleum-based diesel. Both pure biodiesel and the blended product can be sold as a commodity through standard diesel distribution channels or it can be sold directly to large fleet buyers seeking to reduce emissions or dependence on foreign sources of oil. For example, large transportation companies using heavy trucks represent an opportunity for immediate biodiesel sales due to increased government regulations on emissions, established distribution channels and the lack of U.S. biodiesel production. Also, the U.S. armed forces are currently the nation’s single largest consumer of diesel fuel. We believe there is an opportunity to provide fuel to the military’s existing vehicles, as well as future opportunities because it is expected that new government regulations will require that a high percentage of the Department of Defense’s new vehicles must be alternative fuel vehicles. The United States Post Office, as well as other government agencies, such as the National Parks Service, are expected in the future to be large consumers of biodiesel blends in their vehicles. In addition, the States of Minnesota and Texas have both passed legislation to increase the use of biodiesel in government vehicles.

We have not entered into any offtake agreements with anyone.  We intend to sell our biodiesel initially on the spot market in Florida, unless a customer offers us attractive terms for an offtake agreement.

Logistics

The supply of feedstock and the distribution of biodiesel production will require management of a complicated logistical system. Ideal prospective sites for biodiesel refineries would include ready truck, rail and barge access near feedstock sources, such as rendering operations, and biodiesel consumption facilities, such as blending facilities or large fleet refueling stations. Biodiesel can also be transported by pipeline so locating a refinery near existing refined products pipelines can facilitate access to distant markets. Our initial facility is located in the same space as our current supplier of used cooking oil, Cooking Oil.

Sales and Marketing

We intend to market our biodiesel through our chief executive officer, who has over 25 years of experience in the fuel distribution business in Florida, and personally knows many large potential customers.  As we get larger, we will employ a full-time sales persons to market our products.

Competition

We believe that the primary competitive factors determining success as an Internet access provider are: a reputation for reliability and high-quality service; effective customer support; access speed; pricing; effective marketing techniques for customer acquisition; ease of use; and scope of geographic coverage. We believe that we will be able to address adequately all of these factors, except that we will not be able to offer scope of geographic coverage for the foreseeable future.

Environmental Regulation

Production of alternative fuels is subject to various federal and state environmental protection and occupational health and safety laws and regulations, not limited to, but including the Environmental Protection Agency Clean Air Act and Clean Water Act. We incur costs (as part of our normal operating expenses) to be in compliance with these regulations.  The potential future costs for environmental compliance could be high and may cause loss of earnings in event of disastrous plant explosions or spillage into the environment. Such costs could be mitigated with appropriate insurance; however, such insurance may need to be enforced through legal means which could stretch out the amount of time between occurrence and payout by the insurer.

Our Technology

Our biodiesel production technology differs from the traditional biodiesel production process in several important respects. Our technology allows for the use of used cooking oil, which is a lower cost feedstock than any virgin oils currently used in biodiesel production, to produce ASTM D6751 standard biodiesel, and reduced environmental discharges.  After transesterification, we employ a separation process to separate the biodiesel from the glycerin. The biodiesel then undergoes a vacuum-based purification and refining process to remove excess moisture, glycerin, glycerides and other impurities without using a water wash system, while the glycerin is similarly purified and refined to remove methanol, excess moisture and other impurities. A methanol recovery step then purifies the excess methanol for reuse in the tranesterification process. The entire biodiesel refining process takes approximately eight to nine hours per batch, with an additional 48 hours of settling time.

Properties

We sublease the right to use one-half of the office and industrial space leased by Cooking Oil Direct, Inc. from Stanley H. Streicher.  The space is located at 2720 NW 55 Court, Fort Lauderdale FL 33309.  The space contains approximately 2,000 square feet of office space, approximately 1,000 square feet of indoor storage space, and an industrial yard that is about 1.2 acres.   The term of the sublease is from October 31, 2007 to October 31, 2012, and is equal to the remaining term of the lease between Cooking Oil and Mr. Streicher.  The sublease provides for monthly base rent of $3,600, which is exactly one-half of the amount that Cooking Oil is obligated to pay Mr. Streicher per month.  In addition, we are obligated to pay additional rent based on one-half of the operating costs of the property, including utilities, taxes and insurance.

Employees

We have two full-time employees and 1 part-time employee. We believe that our relationship with employees is satisfactory. We have not suffered any labor problems since inception.

MANAGEMENT

The following are our executive officers and directors and their respective ages and positions as of October 31, 2007:

Name and Address	Age	Position
Stanley Streicher	64	Chief Executive Officer, President and Director
Joe Murphy	60	Vice President of Finance, Director

Below are biographies of our executive officers as of October 31, 2007:

Stanley Streicher. Mr. Streicher is our founder, and has served as our Chairman and Chief Executive Officer since inception (October 31, 2007).  Prior to becoming our founder, Mr. Streicher served as founder, chairman and chief executive officer of Cooking Oil Direct, Inc. since October 2002.  Prior to forming Cooking Oil Direct, Inc., Mr. Streicher was founder and chief executive officer of SMF Energy, Inc., f/k/a Streicher Mobile Fueling, Inc. (NASDAQ: FUEL).  SMF Energy, Inc. is a fuel distribution company dedicated to servicing major transportation fleets by providing on-site fueling.  Mr. Streicher started SMF Energy, Inc. in 1979, and under his leadership it grew delivering one hundred million gallons of fuel per year, with operations in five states, a fleet of 109 trucks, over 275 employees and customers such as the United States Post Office, Federal Express, UPS, Florida Power and Light, Coca Cola and Pepsi Cola. SMF Energy, Inc. was a pioneer in automated electronic processing of fuel information using a Bar Code Based Refueling System (Patent number 5,700,999) that Mr. Streicher invented and patented.  SMF Energy, Inc. was one of the first companies to provide alternative fuels to government fleets.

Joe Murphy.  Mr. Murphy has extensive financial, human resources and operations leadership experience in his business career.  In his career, Mr. Murphy has held executive management positions in the supermarket and retail industries.  In 1983 Mr. Murphy founded Murphy Management, Inc. in Boca Raton, Florida, serving as President and Chief Executive Officer of this management consulting and executive search firm which specialized in human resources and store operations assignments in the retail, general merchandise, supermarket and food industries.  Mr. Murphy served on the Board of Directors of Streicher Mobile Fueling, Inc. from 1997 through 2003.  Mr. Murphy has degrees in Economics and Human Resources Management from Saint Bonaventure University and The University of Pennsylvania.

Board Of Directors

Our board currently consists of two directors with one vacancy.  The current directors are Stanley Streicher and Joseph Murphy.  Our directors hold office until the next annual meeting of the shareholders and until their successor(s) have been duly elected or qualified.

Board Committees

We do not currently have an audit committee, or any other committee, although we plan to form an audit committee when we have at least two independent directors.  Further, our Board does not have a financial expert, as defined by SEC regulations. We intend to seek a candidate to serve in this role in the near future.

Compensation of Directors

We do not currently pay any compensation to our directors other than reasonable expenses incurred in connection with providing services as a director.

EXECUTIVE COMPENSATION

Past Compensation

We were formed on October 31, 2007, and did not have any assets until October 31, 2007, when Cooking Oil Direct, Inc. contributed substantially all of the assets comprising its biodiesel division to us.  As of October 31, 2007, we had not paid any of our executive officers any compensation of any nature since our formation.

The Company has not granted any options or stock appreciation rights or make an award under any long-term incentive plan to any of its named executive officers.  The Company has never repriced any options or stock appreciation rights.  None of the Company's named executive officers have exercised any options or stock appreciation rights during the last fiscal year.

Employment Agreements

On November 1, 2007, we entered into a written employment agreement with Stanley H. Streicher, our chief executive officer, under which we agreed to employ him as chief executive officer for one year ending October 31, 2008 at an annual salary of $149,000 per year.  The employment agreement with Mr. Streicher contains provisions that bar him from competing with us, from soliciting our employees or customers, or from disclosing our confidential information or trade secrets during employment and for a period of time thereafter.

On November 1, 2007, we entered into a written employment agreement with Joseph M. Murphy, our Vice President of Finance, under which we agreed to employ him as an officer for one year ending October 31, 2008 at an annual salary of $52,000 per year.  The employment agreement with Mr. Murphy contains provisions that bar him from competing with us, from soliciting our employees or customers, or from disclosing our confidential information or trade secrets during employment and for a period of time thereafter.

LEGAL PROCEEDINGS

As of the date of this prospectus, neither we nor any of our officers or directors is involved in any litigation either as plaintiffs or defendants. As of this date, there is no threatened or pending litigation against us or any of our officers or directors.

PRINCIPAL SHAREHOLDERS

The following table contains information about the beneficial ownership of our common stock as of November 16, 2007, for:

(i) each person who beneficially owns more than five percent of our common stock;

(ii) each of our directors;

(iii) the named executive officers; and

(iv) all directors and executive officers as a group.

As used in the table below and elsewhere in this prospectus, the term beneficial ownership with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following the date of this prospectus. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class*
Stanley Streicher 2720 N.W. 55 Court Fort Lauderdale, Florida 33309	20,000,000	65.6%

Joe Jusczak 2720 N.W. 55 Court Fort Lauderdale, Florida 33309	3,500,000	11.5%

Melinda Masters 5205 Camden Lake Parkway Acworth, Georgia 30101	2,050,000	6.7%

Joseph Murphy 2180 Big Wood Cay West Palm Beach, Florida 33411	--	0.0%

All Officers and Directors as a Group	20,000,000	65.6%

* Based upon 30,637,500 shares issued and outstanding as of November 16, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under an Asset Contribution Agreement dated October 31, 2007, Cooking Oil Direct, Inc. conveyed to us certain refinery equipment used in the biodiesel business, all intellectual property associated with the biodiesel division, all documents relating to the biodiesel division in consideration for 30,637,500 shares (post-split) of common stock, and the assignment of a $5,737 retainer held by Cooking Oil’s auditor.

Under an Overhead Agreement dated October 31, 2007, we agreed to pay one-half of the costs of using the office and industrial space at 2720 NW 55 Court, Fort Lauderdale, Florida 33309, including one-half of the monthly rental cost of the property, as well as one-half of the utilities, taxes, insurance, janitorial expenses, etc. Cooking Oil leases the space from Stanley H. Streicher, our chief executive officer, under a lease agreement dated October 1, 2002, which provides for monthly lease payments of $7,200 per month until September 30, 2012.  We believe that the lease terms represent fair market value for the space.

Under a Supply Agreement dated October 31, 2007, Cooking Oil Direct, Inc. granted us the right to purchase used cooking oil from Cooking Oil, the purchase price for which will be the same price per pound that Cooking Oil Direct, Inc. would have otherwise sold the used cooking oil to a renderer.

DESCRIPTION OF SECURITIES

General

At the date hereof, we are authorized by our articles of incorporation to issue an aggregate of 50,000,000 shares of common stock, no par value per share and 10,000,000 shares of "blank check" preferred stock, no par value per share.  As of November 16, 2007, 30,637,500 shares of common stock were outstanding and held of record by 220 shareholders and no shares of preferred stock are outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid and nonassessable.

The shares of common stock offered in this prospectus have been fully paid and not liable for further call or assessment. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of the preferred stock, if any, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Except as otherwise required by Georgia law, and subject to the rights of the holders of preferred stock, if any, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of shareholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of "blank check" preferred stock. Preferred stock may be issued in one or more series and having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the board of directors deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges and limitations of such series of preferred stock shall be filed with the Secretary of State of the State of Florida. The effect of such preferred stock is that, subject to Federal securities laws and Florida law, the board of directors alone, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the shareholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Dividends

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

Stock Symbol; No Trading of common stock

Currently there is no market for our securities. However, we intend to seek approval for trading of our common stock on the OTC Bulletin Board. At this time there is no symbol.

Transfer Agent and Registrar

We intend to engage Colonial Stock Transfer, Inc. is our transfer agent and registrar for our common stock.

Limitation Of Liability; Indemnification

Our articles of incorporation and bylaws include provisions requiring us to indemnify the directors and officers to the fullest extent permitted by the Florida Business Corporation Act.  Our bylaws include a provision under which we are obligated to indemnify our directors and officers to the fullest extent possible against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against any director or officer arising from or related to his or her acts as a director or officer of us or our subsidiaries. Such indemnification shall continue as to a person who ceases to be a director or officer.  Advances for expenses may be made if the director or officer affirms in writing that he/she believes he/she has met the standards and that he/she will personally repay the expense if it is determined such officer or director did not meet the standards. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

At this time we do not have director’s or officer’s liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS

None.

EXPERTS

The consolidated financial statements as of October 31, 2007, included in this Prospectus have been audited by Braverman International, P.C., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Jones, Haley & Mottern, P.C., will pass upon the validity of the shares of common stock offered hereby for us.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20459. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

BIODIESEL OF AMERICA, INC.

FINANCIAL STATEMENTS

OCTOBER 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Biodiesel of America, Inc.

Fort Lauderdale, FL

We have audited the accompanying balance sheet of Biodiesel of America, Inc. (a development stage Florida enterprise) as of October 31, 2007, and the related statement of operations, stockholders’ equity, and cash flows for the period from October 31, 2007 (inception) to October 31, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Biodiesel of America, Inc., as of October 31, 2007, and the results of its operations and cash flows for the period from October 31, 2007 (inception) to October 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company is in the development stage and has not commenced operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Braverman International, P.C.

Braverman International, P.C.

Prescott, Arizona

November 16, 2007

BIODIESEL OF AMERICA, INC.

(a Development Stage Enterprise)

BALANCE SHEET

October 31, 2007

ASSETS

CURRENT ASSETS:	$ -
TOTAL CURRENT ASSETS	-

EQUIPMENT	73,770

TOTAL ASSETS	$ 73,770

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Due to parent	$ 500
TOTAL CURRENT LIABILITIES	500

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Preferred stock, no par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-
Common stock, no par value, 50,000,000 shares authorized, 30,475,000 shares issued and outstanding	79,507
(Deficit) accumulated during the development stage	(500)
Prepaid professional fees	(5,737)
Total Stockholder’s Equity	73,270

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$ 73,770

See accompanying notes to financial statements.

BIODIESEL OF AMERICA, INC.

(a Development Stage Enterprise)

STATEMENT OF OPERATIONS

Period From October 31, 2007 (inception) to October 31, 2007

SALES	$ -

COST OF GOODS SOLD	-

GROSS PROFIT	-

OPERATING EXPENSES
Organizational costs	500

NET (LOSS)	$ (500)

BASIC AND DILUTED NET (LOSS) PER SHARE	*

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	30,475,000

* Less than $0.01 per share

See accompanying notes to financial statements.

BIODIESEL OF AMERICA, INC.

(a Development Stage Enterprise)

STATEMENT OF CASH FLOWS

Period From October 31, 2007 (inception) to October 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$ (500)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Change in current liabilities – Due to parent	500

NET CASH FLOWS USED IN OPERATING ACTIVITIES	-

CASH FLOWS FROM INVESTING ACTIVITIES	-

CASH FLOWS FROM FINANCING ACTIVITIES	-

NET CHANGE IN CASH	-

CASH, period beginning October 31, 2007 (inception)	-

CASH, October 31, 2007	$ -

Supplemental investing and financing cash flow information:
30,475,000 shares of common stock issued for equipment and prepaid fees transferred from Parent	$ 79,507

See accompanying notes to financial statements.

BIODIESEL OF AMERICA, INC.

(a Development Stage Enterprise)

STATEMENT OF STOCKHOLDER’S EQUITY

	Common Stock		(Deficit) Accumulated During the	Prepaid
	Shares	Amount	Development Stage	Professional Fees	Total

Common stock issued on October 31, 2007 (inception) to parent, at historical cost basis of equipment and prepaid fees transferred	30,475,000	$ 79,507		($ 5,737)	$ 73,770

Net loss			($ 500)		(500)

Balance, October 31, 2007	30,475,000	$ 79,507	($ 500)	($ 5,737)	$ 73,270

See accompanying notes to financial statements.

BIODIESEL OF AMERICA, INC.

(a Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – BACKGROUND

Nature of Operations.

Biodiesel of America, Inc. (“Biodiesel”, “Company”,”we”, “our”, or “us”) is a Florida corporation formed on October 31, 2007, and is headquartered in Fort Lauderdale, Florida. We are a non-operational biodiesel production and blending company that intends to produce biodiesel for sale to blenders and fleet operators.

 Prior to formation, we were a division of Cooking Oil Direct, Inc. (“Cooking Oil”), which supplies cooking oil and retrieves waste oil from a variety of food establishments in Florida.  Our division was never operational within Cooking Oil, and the revenues that were associated with our activity at that time were not significant, and were solely associated with the disposition of products being tested to determine if we could achieve a market for them in the future.  On October 31, 2007, Cooking Oil transferred certain assets relating to its biodiesel division to us, which consisted substantially of storage tanks. Our activities after formation date have been limited to research and development.   We are in the development stage as defined in Statement on Financial Accounting Standards (“SFAS”) No. 7. The Company’s fiscal year-end is October 31.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

Our financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of October 31, 2007, we have negative working capital, no current sources of financing, and are dependent on debt or equity financing to stay in existence. We require substantial working capital to complete our research and development activities.

These issues raise substantial doubt about our ability to continue as a going concern.  Management’s plan is to raise both debt and equity financing until profitable operations are sustained. Management also intends to commence limited production of less than biofuel grade products, control costs, and defer costs such as officer salaries if necessary, until such time the plant is completed and producing biodiesel. We are presently pursuing a registration of its common stock through a Form SB-2 filing with the Securities and Exchange Commission (“SEC”).

Revenue Recognition

Revenue from product sales will be recognized upon delivery. Sales will be made at fixed prices based on orders received by customers. All sales will be final, and we will not provide product warranties or incur any other post-sale obligations to the customer.

Inventory/Costs of Goods Sold

Inventory will be carried at the lower of cost (first in first out) or market. Cost will represent the cost of waste oil and raw materials, plus direct and allocated indirect labor and production costs.   Cost of sales will consist of finished inventory costs.

Equipment

Equipment was acquired at predecessor cost. Alterations and major overhauls, which extend the lives or increase the capacity of the equipment, will be capitalized. The amounts for equipment disposals will be removed from asset cost and accumulated depreciation accounts, and any resulting gain or loss included in earnings. Ordinary repairs and maintenance will be charged to operating expenses as incurred. Depreciation will be provided using the straight line method over the estimated useful lives of the equipment, of seven to ten years, as of the service date.  As of October 31, 2007, the equipment has not been placed in service and consequently no depreciation expense has been recorded.  The Company will depreciate the equipment once it is placed in service, which the Company anticipates will be in early 2008.

When events or changes in circumstances indicate that the carrying amount of equipment may not be recoverable, an evaluation of the recoverability of currently recorded costs will be performed. When an evaluation is performed, the estimated value of undiscounted future net cash flows associated with the asset is compared to the asset’s carrying value to determine if a write-down to fair value is required. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Income Taxes

The Company uses the liability method of accounting for income taxes pursuant to SFAS No. 109.  Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax bases of assets and liabilities and their financial amounts at year-end.

Basic and Diluted Earnings or Loss per Common Share

The Company computes earnings or loss per common share in accordance with SFAS No. 128, which requires presentation of both basic and diluted earnings or loss per share on the face of the statement of operations. Basic earnings or loss per share is computed by dividing net earnings or loss available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share give effect to all dilutive potential common shares outstanding during the period. In the event of a loss, no potential common shares are used in computing dilutive loss per share, as their inclusion would have an anti-dilutive effect on loss per share. The Company has no potential dilutive common shares as of October 31, 2007.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

NOTE 3 – EQUIPMENT

Equipment consists entirely of biodiesel storage tanks transferred by Cooking Oil pursuant to an Asset Contribution Agreement dated October 31, 2007 (see Note 5).  This equipment requires further additions and completion of assembly before it is operational.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Purchase Agreement

On October 31, 2007, Cooking Oil and we executed a Supply Agreement, whereby Cooking Oil agreed that we may, from time to time, purchase any or all used cooking oil collected by Cooking Oil from its customers. Under the Supply Agreement, we are not obligated to purchase any fixed quantity of waste oil. The parties further agreed that the price per pound will be 50% of the Jacobsen Export Yellow Grease pricing on the day of the purchase.

Facility Cost-Sharing Agreement

On October 31, 2007, Cooking Oil and we executed an Overhead Agreement under which we will pay our share of costs and expenses associated with certain office furniture and equipment and industrial space owned by Cooking Oil which we use in our business.  Cooking Oil presently leases these premises from Stanley Streicher, the CEO of both companies, pursuant to a Real Estate Lease dated October 1, 2002, as amended on July 20, 2007. The Overhead Agreement provides for us to sublease an undivided 50% interest in the premises. During the term of the sublease, we have the right to use the premises to the same extent as Cooking Oil’s right under the Real Estate Lease, and we are obligated to comply with all covenants, restrictions and terms imposed upon Cooking Oil under that lease. The term of the sublease is equal to the term of the Real Estate Lease which expires on September 30, 2012. The real estate lease contains a renewal clause allowing for a five year renewal.  The renewal has same terms as the original lease except for an increased lease payment.  Our portion of the increased lease payment would be $4,000 per month. During the remaining term of the Overhead Agreement, we are to pay Cooking Oil $3,600 per month., Under the Overhead Agreement, the parties further agreed to each be 50% responsible for insurance on the premises, utilities, ad valorem taxes, janitorial services, upkeep, and building maintenance associated with the use of the premises, to the extent these expenses are the responsibility of Cooking Oil under the Real Estate Lease. Sublease payments due to Cooking Oil under the terms of the Overhead Agreement are as follows:

Year Ending October 31,
2008	$ 43,200
2009	43,200
2010	43,200
2011	43,200
2012	39,600
$ 212,400

Supply Risks

Management believes an adequate market exists for the products the Company intends to produce; however, the Company has not currently developed a significant customer base to which its products will be sold once its plant is fully operational. In addition, the Company’s business plan is significantly dependent upon refining used cooking oil into biodiesel fuel. Currently, Cooking Oil is the Company’s sole source of supply for used oil under the Supply Agreement dated October 31, 2007.

Cooking Oil has sustained losses since inception and without additional revenues or revenue sources and/or continued financing it may not be able to stay in existence; therefore, its ability to continue to furnish waste oil to us may not be assured beyond the near term. If Cooking Oil is unable to furnish us adequate supplies of waste oil, we may be unable to profitably develop our intended products unless we are able to replace such supplies.

Environmental Risks

All phases of designing, constructing and operating biodiesel refineries present potential environmental risks and hazards. We are subject to environmental regulation implemented or imposed by a variety of federal, state and municipal laws and regulations as well as international conventions. Among other things, environmental legislation provides for restrictions and prohibitions on spills and discharges, as well as emissions of various substances produced in association with biodiesel fuel operations. Legislation also requires that facility sites be operated, maintained, abandoned and reclaimed in such a way that would satisfy applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability, as well as potentially increased capital expenditures and operating costs. The discharge of pollutants into the air, soil or water may give rise to liabilities to governments and third parties, and may require us to incur costs to remedy such discharge.

We cannot give assurance that the application of environmental laws to our business will not cause us to limit our production, to significantly increase the costs of our operations and activities, to reduce the market for our products or to otherwise adversely affect our financial condition, results of operations or prospects.

Permits or Licenses Risks

Failure to comply with government regulations could subject us to civil and criminal penalties, require us to forfeit property rights and may affect the value of our assets or our ability to conduct our business. We may also be required to take corrective actions, including, but not limited to, installing additional equipment, which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. These could result in a material adverse effect on our prospects, business, financial condition and our results of operation.

NOTE 5 – EQUITY/RELATED PARTY TRANSACTION

Effective October 31, 2007, we issued 30,475,000 shares of common stock, no par value, to Cooking Oil under the Asset Contribution Agreement, which represented our initial capital stock issuance valued at $79,507, as follows:

Prepaid professional fees	$ 5,737
Equipment	73,770

Value of shares issued	$ 79,507

In addition, the Company received all rights to intellectual property under development relating to the biodiesel division of Cooking Oil, for which no value was assigned.

We recorded the prepaid professional fees transferred from Cooking Oil as a reduction of stockholder’s equity in accordance with SEC Staff Accounting Bulletin Topic 4E.

NOTE 6 – INCOME TAXES

Deferred tax assets for income taxes as of October 31, 2007 of $170 were reduced to zero after considering a valuation allowance of $170, since there is no assurance of future taxable income. We have a net operating loss carry forward of $170 as of October 31, 2007, which expires in 2027 if unused. The following is an analysis of deferred tax assets as October 31, 2007:

	Deferred Tax Assets	Valuation Allowance	Balance
Deferred tax assets at October 31, 2007 (inception)	$ -	$ -	$ -
Additions for period	170	(170)	-

Deferred tax assets at October 31, 2007	$ 170	$ (170)	$ -

The following is a reconciliation of federal income tax expense:

Expected income tax (benefit) at federal statutory tax rate - 34%	$ (170)
Permanent differences	-
Valuation allowance	170

Actual income tax (benefit)	$ -

The tax effects of temporary differences, computed at a Federal statutory rate of 34%, which give rise to deferred tax assets as of October 31, 2007, is $170. This temporary difference is entirely attributable to a net operating loss carry forward of $500 for the period ended October 31, 2007.

NOTE 7 – SUBSEQUENT EVENTS

A forward split of our common stock to convert the outstanding 30,475,000 shares of common stock into 30,637,500 shares of common stock will be effective as of the close of business on November 8, 2007.

The Board of Directors of Cooking Oil approved a spinoff of our issued and outstanding shares to Cooking Oils’ shareholders, on a one for one basis effective November 9, 2007 based on shareholders of record at the close of business on November 9, 2007.

3,537,500 Shares

 BIODIESEL OF AMERICA, INC.

Common Stock

__________________

PROSPECTUS

____________, 2007

__________________

Until [__________], 2007, all dealers that buy, sell, or trade the common stock, may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Our articles of incorporation include provisions to indemnify the directors and officers to the fullest extent permitted by the Florida Business Corporation Act.  Our bylaws include a provision under which we are obligated to indemnify our directors and officers to the fullest extent possible against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against any director or officer arising from or related to his or her acts as a director or officer of us or our subsidiaries. Such indemnification shall continue as to a person who ceases to be a director or officer.  Advances for expenses may be made if the director or officer affirms in writing that he/she believes he/she has met the standards and that he/she will personally repay the expense if it is determined such officer or director did not meet the standards. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

At this time we do not have director’s or officer’s liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee	$ 217.20
Printing and Engraving Expenses	1,000.00
Accounting Fees and Expenses	5,000.00
Legal Fees and Expenses*	15,000.00
Miscellaneous	--
TOTAL	$ 21,217.20

* Estimates only.

Recent Sales Of Unregistered Securities

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder, or Regulation S.

On October 31, 2007, at our formation, we issued 30,475,000 shares of common stock to Cooking Oil Direct, Inc. in consideration for all tangible assets and intellectual property associated with Cooking Oil Direct, Inc.’s biodiesel division, and Cooking Oil’s interest in a $5,737 retainer held by its auditor.

On November 8, 2007, we declared a forward stock split to increase the number of shares of common stock held by Cooking Oil to 30,637,500.

On November 9, 2007, Cooking Oil distributed all 30,637,500 shares of common stock that it owned in us to its shareholders in a spinoff.  In connection with the spinoff, Cooking Oil provided each shareholder with an information statement about us that contained substantially the same information that is contained in the attached prospectus.  We believe that Cooking Oil’s distribution of our shares to its shareholders in a spinoff was exempt from registration under the Securities Act based upon the guidance contained in Staff Legal Bulletin No. 4, September 4, 1997.  Specifically:

•

Cooking Oil’s shareholders did not provide any consideration for the spinoff;

•

The spinoff was pro rata as to Cooking Oil’s shareholders;

•

Cooking Oil will distribute the shares with an information statement containing substantially the same information that is contained in this Registration Statement, and contains substantially the same information as is required by Regulations 14A or 14C, and we intend to register the shares under the Securities Exchange Act upon approval of this Registration Statement;

•

There was a valid business purpose for the spinoff, in that the spinoff will enhance each company’s access to financing by allowing the financing community to focus on each company separately; and

•

The two year holding period does not apply since Cooking Oil formed Biodiesel of America, Inc., and did not purchase it from a third party.

Exhibits

Exhibit Number	Description and Incorporation by Reference
2	Asset Contribution Agreement between Biodiesel of America, Inc. and Cooking Oil Direct, Inc.
3.1	Articles of Incorporation
3.2	By-Laws of the Company
4	Form of Common Stock Certificate of the Company
5	Opinion of Jones, Haley & Mottern, P.C.

10.1	Overhead Agreement between Biodiesel of America, Inc. and Cooking Oil Direct, Inc.
10.2	Supply Agreement between Biodiesel of America, Inc. and Cooking Oil Direct, Inc.
10.3	Employment Agreement of Stanley H. Streicher
10.4	Employment Agreement of Joseph Murphy
21	List of Subsidiaries
23.1	Consent of Braverman International, P.C.
23.2*	Consent of Jones, Haley & Mottern, P.C.
* Included within Exhibit 5

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining liability of the undersigned small business issuer under the Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fort Lauderdale, State of Florida, on November 20, 2007.

Dated: November 20, 2007	/s/ Stanley Streicher
Stanley Streicher, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Dated: November 20, 2007	/s/ Stanley Streicher
Stanley Streicher, Chairman and Chief Executive Officer (Principle Executive Officer)

Dated: November 20, 2007	/s/ Joseph Murphy
Joseph Murphy, Vice President and Director (Principal Financial Officer and Accounting Officer)